Exhibit 11.  Statement Re:  Computation of Per Share Earnings



                     Three Months Ended Nine Months Ended  Twelve Months Ended

                      11/1/97  11/2/96   11/1/97  11/2/96   11/1/97   11/2/96
                       ------   ------   ------    ------   ------    ------

                              (In thousands, except for per share data)


Net (Loss)Income     $  (567)  $4,664   $(20,331)  $4,073   $(18,140)  $6,022


Weighted average
shares outstanding
during the period     15,641   15,810     15,623   15,814     15,616   15,803


Net (Loss) Income per
common share         $(0.04)    $0.30     $(1.30)   $0.26     $(1.16)   $0.38
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